Exhibit 2.3

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2020, China Unicom (Hong Kong) Limited (the “Company”, “we”, “us” and “our”) had (i) ordinary shares and (ii) American Depositary Shares (the “ADSs”) registered pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The ordinary shares are not for trading and registered only in connection with the registration of the ADSs representing such ordinary shares, pursuant to the requirement of the U.S. Securities and Exchange Commission (the “SEC”). Section headings referenced herein are to those set forth in this annual report on Form 20-F.

A. Description of Ordinary Shares

The following description of our ordinary shares is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to our Articles of Association, the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) (the “Companies Ordinance”), and the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (the “HKSE Listing Rules”), each as amended from time to time. See also “B. Articles of Association” under Item 10.

Title and Class

As of December 31, 2020, 30,598,124,345 ordinary shares were issued and outstanding.

Dividend Rights

See “B. Articles of Association – Rights Attached to Ordinary Shares – Dividends” under Item 10.

Voting Rights

See “B. Articles of Association – Rights Attached to Ordinary Shares – Voting Rights” under Item 10.

Winding Up

See “B. Articles of Association – Rights Attached to Ordinary Shares – Winding Up” under Item 10.

Redemption Rights, Conversion Rights and Preemptive Rights on the Transfer of Ordinary Shares

See “B. Articles of Association – Rights Attached to Ordinary Shares – Miscellaneous” under Item 10.

Issue of Shares

See “B. Articles of Association – Rights Attached to Ordinary Shares – Issue of Shares” under Item 10.

Modification of Rights

See “B. Articles of Association – Rights Attached to Ordinary Shares – Modification of Rights” under Item 10.

Limitations on Rights to Own Securities

See “B. Articles of Association – Limitations on Rights to Own Securities” under Item 10.

Provisions Affecting Any Change of Control

There is no provision in our Articles of Association or other constitutional documents that would have an effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporation restructuring involving the Company or any of its subsidiaries.

Disclosure of Shareholding

There is no provision in our Articles of Association or other constitutional documents governing the ownership threshold above which shareholder ownership must be disclosed, but shareholders are required to disclose shareholder ownership in accordance with the HKSE Listing Rules and the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the laws of Hong Kong).

Changes in Capital

See “B. Articles of Association – Changes in Capital” under Item 10.

B. Description of the ADSs

The following description of our ADSs is a summary and does not purport to be complete. This summary is subject to and qualified in its entirety by reference to the Deposit Agreement (as defined below), including the form of American Depositary Receipt, which was incorporated by reference to the registration statement on Form F-6 (File No. 333-11952) filed with the SEC. In the following description, references to “you” are to the person registered with the Depositary (as defined below).

General

We have appointed Bank of New York (the “Depositary”) as the depositary bank for our ADSs pursuant to the deposit agreement (the “Deposit Agreement”), entered into among us, the Depositary and you, as an owner or beneficial owner of our American Depositary Receipts (“ADRs”). The Depository will issue the ADRs. Each ADR will represent ownership interests in 10 ordinary shares or the right to receive 10 ordinary shares which we will deposit with the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited (“HSBC”), as custodian, in Hong Kong. Each ADR will also represent securities, cash or other property deposited with the Depository but not distributed to ADR holders. The Depository’s office is located at 101 Barclay Street, New York, NY 10286. HSBC’s office is located at 1 Queen’s Road Central, Hong Kong, China.

You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described herein. You should consult with your broker or financial institution to find out what those procedures are.

Because the Depositary will actually own the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of the Depositary are set out in the Deposit Agreement. The Deposit Agreement and the ADRs are generally governed by New York law.

Voting Rights

How do you vote?

You may instruct the Depositary to vote the ordinary shares underlying your ADRs. The Depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will

•	describe the matters to be voted on and

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explain how you, on a certain date, may instruct the Depositary to vote the ordinary shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, the Depositary must receive them on or before the date specified. The Depositary will try, as far as practical, subject to Hong Kong law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct. If the Depositary does not receive your valid instruction, they will deem that you have instructed them to give a discretionary proxy to a person designated by us to vote such deposited securities, except in the case of any proposed action that would, under our Articles of Association, entitle the holders of shares to vote as a separate group and we notify the depositary in writing of that fact.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition. The Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The Depositary has agreed to pay to you the cash dividends or other distributions it receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

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Cash. The Depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the Hong Kong government is needed and cannot be obtained, the Deposit Agreement allows the Depositary to distribute the Hong Kong dollars only to those ADR holders to whom it is possible to do so. It will hold the Hong Kong dollars it cannot convert for the account of the ADR holders who have not been paid. It will not invest the Hong Kong dollars and it will not be liable for any interest.

Before making a distribution, Any withholding taxes that must be paid under Hong Kong law will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent If the exchange rates fluctuate during a time when the Depositary cannot convert the Hong Kong dollars, you may lose some or all of the value of the distribution.

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Shares. The Depositary may, or upon request shall, distribute new ADRs representing any shares we distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Depositary will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with cash. If the Depositary does not distribute additional ADRs, each ADR will also represent the new shares.

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Rights to receive additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the Depositary may, after consultation with us, make these rights available to you. We must first instruct the Depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the Depositary decides it is practical to sell the rights, the Depositary will sell the rights and distribute the proceeds in the same way as it does with cash. The Depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the Depositary makes rights available to you, upon your instruction it will exercise the rights and purchase the shares on your behalf. The Depositary will then depose the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, the Depositary may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the Deposit Agreement, except for changes needed to put the restrictions in place.

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Other Distributions. The Depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the Depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADRs will also represent the newly distributed property.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Reports

The Company is subject to the periodic reporting requirements of the Exchange Act and, accordingly, files certain reports with the SEC. Such reports and communications will be available for inspection and copying at the public reference facilities maintained by the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by you at its office copies of the Deposit Agreement and any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the owner of the Deposited Securities and (b) made generally available to the owners of such Deposited Securities by the Company. The Depositary will also send to you copies of such reports and communications when furnished by the Company pursuant to the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.

Deposit, Withdrawal and Cancellation

How does the Depositary issue ADRs?

The Depositary will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with HSBC. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request

How do ADR holders cancel an ADR and obtain shares?

You may turn in your ADRs at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver

•	the underlying shares to an account designated by you and

•	any other deposited securities underlying the ADR at the office of HSBC. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary to amend the Deposit Agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of the Depositary, or prejudices an important right of ADR holders, it will only become effective 30 days after the Depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended.

How may the Deposit Agreement be terminated?

The Depositary will terminate the Deposit Agreement if we ask it to do so. The Depositary may also terminate the Deposit Agreement if the Depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In both cases, the Depositary must notify you at least 60 days before termination.

After termination, the Depositary and its agents will be required to do only the following under the Deposit Agreement:-

(1)	collect distributions on the deposited securities and

(2)	deliver shares and other deposited securities upon cancellation of ADRs.

One year after termination, the Depositary will, if practical, sell any remaining deposited securities by public or private sale. After that, the Depositary will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement for the benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The Depositary’s only obligations will be to account for the money and other cash and with respect to indemnification. After termination our only obligations will be with respect to indemnification and to pay certain amounts to the Depositary.

Inspection of Transfer Books

The Depositary will keep books, at its office, for the registration of ADRs and transfers of ADRs which at all reasonable times shall be open for inspection by you and the Company, provided that such inspection shall not be for the purpose of communicating with you in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the ADRs.

Limitations on Obligations and Liability to ADR Holders

Limits on our Obligations and the Obligations of the Depositary; Unfits on Liability to Holders of ADRs

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

•	are only obligated to take the actions specifically set forth in the Deposit Agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the Deposit Agreement;

•	are not liable if either of us exercises discretion permitted under the Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the Deposit Agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the Deposit Agreement, we and the Depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the Depositary will issue or register transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Deposit Agreement, including presentation of transfer documents.

The Depositary may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of the Depositary, the Company or its transfer agent and registrar in Hong Kong are closed or at any time if the Depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADRs

You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	when temporary delays arise because the Depositary or the Company closed its transfer books in connection with voting at a shareholders’ meeting or the payment of dividends;

•	when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.